Exhibit 99.1

STAAR Surgical Reports Preliminary Sales for Fourth Quarter and Fiscal 2022

ICL Unit Growth of 20% Y/Y for the Fourth Quarter and 33% Y/Y for Fiscal 2022

U.S. ICL Units Up 109% Y/Y for the Fourth Quarter 2022

Outlook for Approximately 25% Y/Y ICL Sales Growth for Fiscal 2023

LAKE FOREST, CA, January 9, 2023 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye, today reported preliminary sales for the fourth quarter and fiscal year ended December 30, 2022. Preliminary net sales were approximately $64 million for the fourth quarter and approximately $284 million for fiscal 2022. Fiscal 2022 preliminary net sales include approximately $270 million of ICL sales and approximately $14 million of sales from the Other Products business which the Company previously announced is being exited.

“STAAR’s fourth quarter preliminary sales reflect continued growth from EVO lenses in the U.S.1 with units up 109% year over year," said Tom Frinzi, President and CEO of STAAR Surgical. “We are updating our fiscal 2023 net sales outlook to approximately $340 million which takes into consideration a restorative first quarter in China ahead of what we believe will be a strong recovery in visits by patients seeking visual freedom beginning in the second quarter. Commitments by our surgeon customers in China for fiscal 2023 EVO sales growth remain at higher levels than the fourth quarter. Our updated fiscal 2023 net sales outlook of $340 million represents ICL sales growth of approximately 25% over preliminary fiscal 2022 ICL sales of $270 million.”

Mr. Frinzi continued, “These are exciting times at STAAR where EVO continues to increase its market share and already has earned more than 25% of the refractive procedures in China and Japan.2 We remain focused on helping our customers make EVO the standard of care around the world for patients seeking visual freedom from glasses and contacts. Similar to our experience in the past, we are confident the COVID-related headwinds in China are transient and expect them to subside. We have a significant opportunity for EVO in the U.S. along with what we see as a pent-up demand opportunity in China as well as continued high demand throughout Asia and improvement in Europe versus 2022.”

STAAR was recently highlighted as the fastest growing company among 15 ophthalmic peers by Ophthalmic Market Perspectives based on sales growth.3 With the close of fiscal 2022, STAAR has met or exceeded the goals and commitments outlined in the company’s 2020-2022 Three-Year Plan, including a 25% CAGR for sales4 and strong cash flow generation which has increased cash and cash equivalents on the Company’s balance sheet from $120 million three years ago to approximately $225 million today.

The Company expects to report complete fourth quarter and fiscal year results on or about February 22 and provided today’s information due to investor meetings taking place January 9, 2022. The financial information in this release is unaudited and subject to adjustment in the final audited financial statements to be filed with the Company’s Annual Report on Form 10-K.

1 The Company anticipates U.S. ICL sales will be approximately $4.5 million for the fourth quarter of fiscal 2022 as compared to $2.3 million for the fourth quarter of fiscal 2021, which represents 94% Y/Y growth, when normalized for allowance for sales reserves.

2 STAAR proprietary model, Market Share Refractive Procedures ICL Trends, December 2022, based on 1.2 million procedure market size in China and 100,000 procedure market size in Japan.

3 Market Scope Ophthalmic Market Perspectives, Volume 26, Issue 12, December 14, 2022.

4 Net sales 3-Year CAGR (2020-2022) is 25.2% based on constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,000,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2023 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the fourth quarter and fiscal year 2022. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT:Investors and Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

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